CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (this "Agreement") is made this 16th day of September, 1996, by and between PERMA-FIX ENVIRONMENTAL
SERVICES, INC., a Delaware corporation (the "Company"), and GARY
THOMAS, an individual ("Thomas").

                           W I T N E S S E T H:

     WHEREAS, Thomas is experienced in connection with providing substitute fuels for cement kilns;

     WHEREAS, the Company wishes to engage Thomas as an independent, outside consultant to the Company, and Thomas desires to accept such engagement, pursuant to the terms and conditions of this Agreement;

     WHEREAS, in consideration for such engagement, the parties desire to provide for the issuance of shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), on terms and subject to the conditions hereinafter set forth;

     WHEREAS, the parties intend this Agreement to constitute an "Employee Benefit Plan", as such term is defined under Rule 405 of the Securities Act of 1933, as amended; and,

     WHEREAS, the parties do not intend that this Agreement qualify under Section 401 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.   Engagement of Thomas.  The Company does hereby engage
Thomas, and Thomas does hereby accept such engagement, as an outside, independent consultant to provide the following consulting services for the Company:

          (a) Assist and advise the Company on raw materials for cement kilns;

          (b) Assist and advise the Company on the burning of hazardous and non-hazardous waste by cement kilns as fuels;
     and,

          (c) Such other consulting services to be performed on behalf of the Company as reasonably requested by the Chairman of the Board or Chief Executive Officer of the Company.

Provided, however, that Thomas shall render bona fide consulting services to the Company under this Agreement, and none of the services to be rendered by Thomas hereunder shall be in connection with the offer or sale of securities or in a capital-raising transaction.

     2. Term. Thomas will provide the above consulting services for the Company under this Agreement for a period of six (6) months from the date of this Agreement.

     3. Compensation. In consideration of Thomas providing the consulting services under this Agreement, the Company agrees to issue to Thomas 13,000 shares of the Company's Common Stock (the "Shares") within ten (10) business days from the date that the Company's Form S-8 (as defined below) registering the Shares under the Securities Act of 1933, as amended (the "Act"), becomes effective with the Securities and Exchange Commission ("Commission"). The Company shall use reasonable efforts to register the Shares to be issued to Thomas under this Agreement on a Form S-8 Registration Statement ("Form S-8") under the Act as soon as reasonably practicable. Thomas shall not be entitled to any cash compensation for his consulting services rendered under this Agreement. Thomas' compensation for his services rendered hereunder shall solely consist of the Shares, except as otherwise expressly provided herein. If on the date that Thomas sells, transfers or disposes of the Shares in an open market transaction, or on the date that is six (6) months from the date hereof, whichever event occurs first (the "Determination Date"), the Shares shall have a Fair Market Value (as defined below) greater than $21,500, Thomas shall, within ten (10) days from the Determination Date, pay to the Company the difference between the Fair Market Value and $21,500. In the event the Fair Market Value of the Shares does not equal or exceed $21,500 at any time from the date that the Form S-8 is filed with the Commission and ending six (6) months from the date of this Agreement, then the Company shall, within ten (10) business days after the expiration of six (6) months from the date of this Agreement, pay to Thomas the difference between $21,500 and the highest Fair Market Value of the Shares during such period. For the purposes of this Agreement, the term "Fair Market Value" shall mean, on any day, the sum determined by multiplying the closing price (as defined herein) per share of the Company's Common Stock by 13,000. The "closing price" shall be the reported closing bid price regular way on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if the Company's Common Stock is not listed or admitted to trading on the NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Company's Board of Directors.

     4.   Confidential Information.

          (a) For a one (1) year period following the date of the Agreement, (i) Thomas shall hold, in a fiduciary capacity for the benefit of the Company and all subsidiaries of the Company, all secret or confidential information, knowledge or data relating to the Company and all subsidiaries of the Company or any of their affiliated companies and their respective businesses, which shall have been obtained by Thomas at any time and which shall not be public knowledge (other than by acts of Thomas or his representatives in violation of this Agreement), including, without limitation, customer lists, bid proposals, insurance matters, contracts, matters subject to litigation and information regarding periods and environmental applications, and (ii) Thomas shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) Injunctive Relief. In the event of a breach by Thomas of any of the terms or provisions of this Section 4, the Company shall be entitled to an injunction to prevent irreparable injury to it or any of its subsidiaries or any of its affiliates. Nothing shall be construed as prohibiting the Company from pursuing any other remedies (at law or in equity) available to it for such breach, including, but not limited to, recovery of damages, attorney's fees and other costs.

     5.   Miscellaneous.

          (a) Assignment and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors and permitted assigns; provided, however, that neither party hereto shall assign its rights hereunder without the prior written consent of the other party.

          (b) Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Delaware.

          (c) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the Company and Thomas with respect to the terms of Thomas' consultancy relationship with the Company and supersedes all prior discussions, understandings and agreements with respect to such consultancy relationship. This Agreement may not be amended unless by the mutual written consent of all of the parties hereto.

          (d) Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

          (e) Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any other or subsequent breach of this Agreement.

          (f) Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, or first class postage prepaid, addressed as follows:

          if to Thomas, to:        Gary Thomas
                                   HCR 65, Box 64
                                   Pryor, Oklahoma  74361-9611
          if to the Company to:    Perma-Fix Environmental
                                   Services, Inc.
                                   1940 Northwest 67th Place,
                                   Suite A
                                   Gainesville, Florida  32653
                                   Attn: Dr. Louis F. Centofanti,
                                         Chairman

          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

          (h) Legal and Tax Effects. This Agreement is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended. Thomas understands that the Company is not provided any legal or tax advice regarding this Agreement and that Thomas is to consult with his legal and tax consultants regarding this Agreement.

          (j) Independent Contractor. Thomas is an independent contractor and is not, in any manner, an employee or agent of the Company or any subsidiary of the Company. Thomas may not bind the Company or any subsidiary of the Company in any manner whatsoever.

          IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date first above written.


                                   ________________________________
                                   Gary Thomas

                                   PERMA-FIX ENVIRONMENTAL
                                   SERVICES, INC.


                                   By:_____________________________
                                          Dr. Louis F. Centofanti
                                          Chairman of the Board and
                                          Chief Executive Officer
BALL:\N-P\PESI\S-8\11-96\EDGAR\EXHIB99.8